EXHIBIT 99.1

Flushing Financial Corporation Reports Ten Percent Increase in Core Earnings for the First Quarter of 2011 Compared to the First Quarter of 2010

First Quarter 2011 Highlights

  Core diluted earnings per common share were $0.29, an increase of $0.02 from the comparable prior year period, and the same as the three months ended December 31, 2010.
  GAAP diluted earnings per common share were $0.26, the same as the comparable prior year period, and a $0.02 decrease from the three months ended December 31, 2010.
  Net interest income was a record $37.2 million for the first quarter of 2011.
  The net interest margin increased 23 basis points from the comparable prior year period to 3.62% from 3.39%, primarily due to a reduction in the cost of funds.
  The net interest margin increased 21 basis points on a linked quarter basis to 3.62% from 3.41%, primarily due to a reduction in the cost of funds.
  Loan applications in process increased $22.5 million during the first quarter to $164.7 million at March 31, 2011.
  Recorded a $5.0 million provision for loan losses in the first quarter of 2011.
  Net charge-offs for the three months ended March 31, 2011 were 0.65% of average loans.
  Recorded OTTI charges totaling $0.9 million on a private issue CMO in the first quarter of 2011.

LAKE SUCCESS, N.Y., April 26, 2011 (GLOBE NEWSWIRE) -- Flushing Financial Corporation (the "Company") (Nasdaq:FFIC), the parent holding company for Flushing Savings Bank, FSB (the "Bank"), today announced its financial results for the three months ended March 31, 2011.

John R. Buran, President and Chief Executive Officer, stated: "We are pleased to report another quarter of strong earnings and margin expansion for the three months ended March 31, 2011. GAAP net income was $8.0 million, the same as that reported for the comparable prior year period. Core net income was $8.8 million, an increase of $0.8 million, or 9.9%, from $8.0 million for the three months ended March 31, 2010. Our strong operating performance for the quarter was primarily driven by record net interest income of $37.2 million, an increase of $3.7 million from the first quarter of 2010, as the net interest margin for the three months ended March 31, 2011 improved over the comparable prior year period by 23 basis points to 3.62%.

"The improvement in the net interest margin for the first quarter of 2011 was generated through a reduction in our funding costs. During the quarter we continued to focus on growing our core deposits, which increased $128.3 million compared to the first quarter of 2010, and reducing our borrowed funds, which decreased $294.8 million compared to the first quarter of 2010. At the same time we also looked to extend the maturity of deposits to protect against future rising interest rates. We therefore increased certificates of deposit accounts by $273.8 million to $1,577.7 million at March 31, 2011 from $1,304.0 million at March 31, 2010. As a result of these changes to our funding mix, and a favorable interest rate environment, we were able to reduce our cost of funds 54 basis points to 2.09% for the three months ended March 31, 2011 from 2.63% for the comparable prior year period.

"The reduction in our cost of funds was partially offset by a 29 basis point decrease in the yield of interest-earning assets to 5.56% for the three months ended March 31, 2011 from 5.85% in the comparable prior year period. This decline in the yield on interest-earning assets was primarily caused by a decline in rates earned on new loans originated during the past twelve months compared to the yield of the existing portfolio, and an increase in non-accrual loans for which we do not accrue interest income.

"Our net interest margin for the first quarter of 2011 was 3.62%, an increase of 21 basis points from 3.41% for the fourth quarter of 2010. The yield on interest earning assets increased five basis points in the first quarter of 2011 from the fourth quarter of 2010 primarily due to a reduction of $54.5 million in the average balance of lower yielding overnight interest-earning deposits. The cost of funds in the first quarter of 2011 decreased 17 basis points from the fourth quarter of 2010, with the cost of interest-bearing liabilities declining to 2.09% for the three months ended March 31, 2011 from 2.26% for the three months ended December 31, 2010.

"We continue to see some signs of credit stabilization. Although non-accrual loans, including non-accrual troubled debt restructured loans, increased $10.9 million in the first quarter of 2011, total loans delinquent over 30 days decreased $10.9 million in the first quarter. The extended time period for foreclosures in our market, which, in some instances, is now approaching three years, has resulted in our non-accrual and delinquent loans remaining at elevated levels. When we have obtained properties through foreclosure we have been able to quickly dispose of the properties at prices that approximate our carrying value. As a result, the level of other real estate owned has remained at a low level.

"The increase in non-accrual loans during the first quarter of 2011 was primarily due to seven loans totaling $8.6 million that were classified as troubled debt restructured  ("TDR") due to the interest rate on the loans being reduced or a portion of the interest being deferred. These loans have not been current for the past six months, and were therefore placed on non-accrual status until they are current for six consecutive months. At March 31, 2011, each of these loans was current according to their restructured terms. Net charge-offs increased to $5.3 million in the first quarter of 2011 from $2.3 million in the first quarter of 2010, but remain at a manageable 65 basis points of average loans, which continues to be below industry averages. However, net charge-offs for the first quarter of 2011 decreased $0.4 million from the fourth quarter of 2010. The majority of our non-performing loans are collateralized by residential income producing properties located in the New York City metropolitan area that continue to show low vacancy rates, thereby retaining more of their value. The current loan-to-value ratio for our non-performing loans collateralized by real estate was 65.1% at March 31, 2011. We anticipate that we will continue to see low loss content in this portfolio that constitutes the majority of our non-performing loans. The provision for loan losses recorded in the first quarter of 2011 decreased $1.0 million from that recorded in the fourth quarter of 2010.

"TDR that are on an accrual basis increased $16.1 million during the first quarter of 2011 primarily due to two construction loans that are current in their payments that were classified as restructured. These loans were classified as TDR due to the extended time period of the projects, which resulted in the loans being extended, and a reduction that was granted in the interest rate on these loans. These loans have been current for the past six months, and therefore remain on accrual status. Each of these loans is for residential properties and is currently in the selling phase, as construction has been completed.

"The Bank continues to be well-capitalized under regulatory requirements, with tangible and risk-based capital ratios of 9.27% and 14.09%, respectively, at March 31, 2011."

Net income for the three months ended March 31, 2011 was $8.0 million, or $0.26 per diluted common share, the same as that reported for the comparable prior year period.

Core earnings, which exclude the effects of net gains and losses from fair value adjustments, other-than-temporary impairment ("OTTI") charges, net gains losses from the sale of securities, and certain non-recurring items, was $8.8 million for the three months ended March 31, 2011, an increase of $0.8 million, or 9.9%, from $8.0 million for the comparable prior year period. Core diluted earnings per common share were $0.29 for the three months ended March 31, 2011, an increase of $0.02 per common share, or 7.4%, from $0.27 per common share in the comparable prior year period.

For a reconciliation of core earnings and core diluted earnings per common share to accounting principles generally accepted in the United States ("GAAP") net income and GAAP diluted earnings per common share, please refer to the tables in the section titled "Reconciliation of GAAP and Core Earnings."

Earnings Summary - Three Months Ended March 31, 2011

Net income for the three months ended March 31, 2011 was $8.0 million, or $0.26 per diluted common share, the same as that reported for the comparable prior year period.

Return on average equity was 8.2% for the three months ended March 31, 2011 compared to 8.8% for the three months ended March 31, 2010. Return on average assets was 0.7% for the three months ended March 31, 2011 compared to 0.8% for the three months ended March 31, 2010.

For the three months ended March 31, 2011, net interest income was $37.2 million, an increase of $3.7 million, or 10.9%, from $33.5 million for the three months ended March 31, 2010. The increase in net interest income is attributed to an increase in the average balance of interest-earning assets of $154.0 million, to $4,106.0 million for the three months ended March 31, 2011, combined with an increase in the net interest spread of 25 basis points to 3.47% for the three months ended March 31, 2011 from 3.22% for the three months ended March 31, 2010. The yield on interest-earning assets decreased 29 basis points to 5.56% for the three months ended March 31, 2011 from 5.85% for the three months ended March 31, 2010. However, this was more than offset by a decline in the cost of funds of 54 basis points to 2.09% for the three months ended March 31, 2011 from 2.63% for the comparable prior year period. The net interest margin improved 23 basis points to 3.62% for the three months ended March 31, 2011 from 3.39% for the three months ended March 31, 2010. Excluding prepayment penalty income, the net interest margin would have increased 22 basis points to 3.57% for the three months ended March 31, 2011 from 3.35% for the three months ended March 31, 2010.

The 29 basis point decline in the yield of interest-earning assets was primarily due to a 20 basis point reduction in the yield of the loan portfolio to 6.00% for the three months ended March 31, 2011 from 6.20% for the three months ended March 31, 2010, combined with a 39 basis point decline in the yield on total securities to 4.16% for the three months ended March 31, 2011 from 4.55% for the comparable prior year period. In addition, the yield of interest-earning assets was negatively impacted by a $110.6 million increase in the combined average balances of the lower yielding securities portfolio and interest-earning deposits for the three months ended March 31, 2011, both of which have a lower yield than the yield of total interest-earning assets. The 20 basis point decrease in the loan portfolio was primarily due to the decline in the rates earned on new loan originations combined with an increase in non-accrual loans for which we do not accrue interest income. The 39 basis point decrease in the securities portfolio was primarily due to new securities being purchased at lower yields than the existing portfolio. The yield on the mortgage loan portfolio declined 17 basis points to 6.10% for the three months ended March 31, 2011 from 6.27% for the three months ended March 31, 2010. The yield on the mortgage loan portfolio, excluding prepayment penalty income, declined 18 basis points to 6.03% for the three months ended March 31, 2011 from 6.21% for the three months ended March 31, 2010. The decline in the yield of interest-earning assets was partially offset by an increase of $43.3 million in the average balance of the loan portfolio to $3,248.7 million for the three months ended March 31, 2011.

The 54 basis point decrease in the cost of interest-bearing liabilities is primarily attributable to the Bank reducing the rates it pays on its deposit products and the Bank's focus on increasing lower costing core deposits and reducing borrowed funds. The cost of certificates of deposit, money market accounts, savings accounts and NOW accounts decreased 59 basis points, 47 basis points, 26 basis points and 41 basis points, respectively, for the three months ended March 31, 2011 compared to the comparable prior year period. This resulted in a decrease in the cost of due to depositors of 43 basis points to 1.60% for the three months ended March 31, 2011 from 2.03% for the three months ended March 31, 2010. The cost of borrowed funds increased nine basis points to 4.41% for the three months ended March 31, 2011 from 4.32% for the three months ended March 31, 2010. The combined average balances of lower-costing core deposits increased a total of $172.1 million for the three months ended March 31, 2011 compared to the comparable prior year period, while the combined average balances of higher-costing certificates of deposits and borrowed funds decreased $64.5 million for the three months ended March 31, 2011 from the comparable prior year period.

The net interest margin for the three months ended March 31, 2011 increased 21 basis points to 3.62% from 3.41% for the three months ended December 31, 2010. The yield on interest-earning assets increased five basis points during the quarter while the cost of interest-bearing liabilities decreased 17 basis points. Excluding prepayment penalty income, the net interest margin would have been 3.57% for the three months ended March 31, 2011, an increase of 20 basis points from 3.37% for the three months ended December 31, 2010. The increase in the yield on interest-earning assets was primarily due to the average balance of lower yielding interest-earning deposits decreasing $54.5 million for the three months ended March 31, 2011 from that for the three months ended December 31, 2010. These assets had a lower yield at 0.19% than the yield of total interest-earning assets.

A provision for loan losses of $5.0 million was recorded for the three months ended March 31, 2011, which was the same as that recorded in the three months ended March 31, 2010, and a decrease of $1.0 million from that recorded for the three months ended December 31, 2010. During the three months ended March 31, 2011, non-performing loans increased $4.1 million to $116.2 million from $112.1 million at December 31, 2010. Net charge-offs for the three months ended March 31, 2011 totaled $5.3 million. Non-performing loans primarily consists of mortgage loans collateralized by residential income producing properties located in the New York City metropolitan market that continue to show low vacancy rates, thereby retaining more of their value. The current loan-to-value ratio for our non-performing loans collateralized by real estate was 65.1% at March 31, 2011. We anticipate that we will continue to see low loss content in this segment of the loan portfolio that constitutes the majority of our non-performing loans. The Bank continues to maintain conservative underwriting standards. However, given the increase in non-performing loans, the current economic uncertainties, and the charge-offs recorded in the first quarter of 2011, management, as a result of the regular quarterly analysis of the allowance for loans losses, deemed it necessary to record a $5.0 million provision for possible loan losses in the first quarter of 2011.

Non-interest income for the three months ended March 31, 2011 was $0.9 million, a decrease of $1.7 million from $2.6 million for the three months ended March 31, 2010. The decrease in non-interest income was primarily due to a $0.9 million OTTI charge on a private issue CMO recorded during the three months ended March 31, 2011 compared to no OTTI charges in the three months ended March 31, 2010, and a $0.7 million net loss recorded for changes in assets and liabilities carried at fair value in the three months ended March 31, 2011 compared to a $0.1 million net loss recorded in the three months ended March 31, 2010.

Non-interest expense was $20.0 million for the three months ended March 31, 2011, an increase of $2.1 million, or 11.6%, from $17.9 million for the three months ended March 31, 2010. The increase was primarily due to the growth of the Bank over the past year, which included the opening of a new branch in January 2011, an increase in stock based compensation expense, and an increase in foreclosure and other real estate owned expense. Salaries and benefits increased $1.2 million due to a new branch, employee salary increases as of January 1, and increases in stock based compensation, payroll taxes, and employee medical and retirement costs. Other expense increased $0.7 million primarily due to an increase in foreclosure and other real estate owned expense. The efficiency ratio was 50.4% for the three months ended March 31, 2011 compared to 49.8% for the three months ended March 31, 2010.

Balance Sheet Summary – At March 31, 2011

Total assets at March 31, 2011 were $4,316.9 million, a decrease of $7.8 million, or 0.2%, from $4,324.7 million at December 31, 2010. Total loans, net decreased $2.2 million, or 0.1%, during the three months ended March 31, 2011 to $3,246.5 million from $3,248.6 million at December 31, 2010. Loan originations and purchases were $99.1 million for the three months ended March 31, 2011, an increase of $4.1 million from $95.0 million for the three months ended March 31, 2010. Loan demand has remained at reduced levels due to the current economic environment. At March 31, 2011, loan applications in process totaled $164.7 million, compared to $142.2 million at December 31, 2010 and $151.8 million at March 31, 2010.

The following table shows loan originations and purchases for the periods indicated. The table includes loan purchases of $12.6 million and $1.8 million for the three months ended March 31, 2011 and 2010, respectively.

	For the three months ended March 31,
(In thousands)	2011	2010
Multi-family residential	$ 46,019	$ 38,405
Commercial real estate	1,419	4,600
One-to-four family – mixed-use property	4,819	12,712
One-to-four family – residential	3,353	6,675
Co-operative apartments	--	216
Construction	1,006	832
Small Business Administration	2,329	289
Taxi Medallion	23,824	16,454
Commercial business and other	16,291	14,801
Total	$ 99,060	$ 94,984

The Bank continues to maintain conservative underwriting standards that include, among other things, a loan to value ratio of 75% or less and a debt coverage ratio of at least 125%. However, non-accrual loans and charge-offs for impaired loans have increased, primarily due to the current economic environment. In response, the Bank has increased staffing to handle delinquent loans by hiring people experienced in loan workouts. The Bank reviews its delinquencies on a loan by loan basis and continually explores ways to help borrowers meet their obligations and return them back to current status. The Bank takes a proactive approach to managing delinquent loans, including conducting site examinations and encouraging borrowers to meet with a Bank representative. The Bank has been developing short-term payment plans that enable certain borrowers to bring their loans current. In addition, the Bank has restructured certain problem loans by either: reducing the interest rate until the next reset date, extending the amortization period thereby lowering the monthly payments, deferring a portion of the interest payment, or changing the loan to interest only payments for a limited time period. At times, certain problem loans have been restructured by combining more than one of these options. The Bank believes that restructuring these loans in this manner will allow certain borrowers to become and remain current on their loans. These restructured loans are classified as TDR. Loans which have been current for six consecutive months at the time they are restructured as TDR remain on accrual status. Loans which were delinquent at the time they are restructured as a TDR are placed on non-accrual status until they have made timely payments for six consecutive months. Loans that are restructured as TDR but are not performing in accordance with the restructured terms are excluded from the TDR table below, as they are placed on non-accrual status and reported as non-performing loans.

The following table shows loans classified as TDR that are performing according to their restructured terms at the periods indicated:

(In thousands)	March 31, 2011	December 31, 2010
Accrual Status:
Multi-family residential	$ 1,077	$ 11,242
Commercial real estate	2,439	2,448
One-to-four family - mixed-use property	268	206
Construction	24,216	--
Commercial business and other	2,000	--
Total	30,000	13,896

Non-accrual status:
Multi-family residential	8,646	--
One-to-four family - mixed-use property	381	--
One-to-four family - residential	572	--
Total	9,599	--

Total performing troubled debt restructured	$ 39,599	$ 13,896

Interest income on loans is recognized on the accrual basis. The accrual of income on loans is discontinued when certain factors, such as contractual delinquency of 90 days or more, indicate reasonable doubt as to the timely collectability of such income. Additionally, uncollected interest previously recognized on non-accrual loans is reversed from interest income at the time the loan is placed on non-accrual status. Loans in default 90 days or more, as to their maturity date but not their payments, continue to accrue interest as long as the borrower continues to remit monthly payments.

The following table shows non-performing assets at the periods indicated:

(In thousands)	March 31, 2011	December 31, 2010
Loans 90 days or more past due and still accruing:
Multi-family residential	$ --	$ 103
Commercial real estate	955	3,328
Construction	5,245	--
Commercial business and other	6	6
Total	6,206	3,437

Non-accrual loans:
Multi-family residential	34,979	35,633
Commercial real estate	22,152	22,806
One-to-four family - mixed-use property	29,211	30,478
One-to-four family - residential	9,455	10,695
Construction	5,165	4,465
Small business administration	2,052	1,159
Commercial business and other	6,991	3,419
Total	110,005	108,655

Total non-performing loans	116,211	112,092

Other non-performing assets:
Real estate acquired through foreclosure	2,182	1,588
Investment securities	4,348	5,134
Total	6,530	6,722

Total non-performing assets	$ 122,741	$ 118,814

Loans classified as TDR which are not performing in accordance with their restructured terms are included in non-accrual loans, and totaled $5.5 million and $2.3 million at March 31, 2011 and December 31, 2010, respectively.

The Bank's non-performing assets totaled $122.7 million at March 31, 2011, an increase of $3.9 million from $118.8 million at December 31, 2010. Total non-performing assets as a percentage of total assets were 2.84% at March 31, 2011 as compared to 2.75% at December 31, 2010. The ratio of allowance for loan losses to total non-performing loans was 24% at March 31, 2011 as compared to 25% at December 31, 2010.

Non-performing investment securities at March 31, 2011, include two pooled trust preferred securities totaling $4.3 million for which we currently are not receiving payments.

Performing loans delinquent 60 to 89 days were $21.9 million at March 31, 2011, an increase of $2.1 million from $19.8 million at December 31, 2010.   Performing loans delinquent 30 to 59 days were $65.2 million at March 31, 2011, a decrease of $8.3 million from $73.5 million at December 31, 2010.

The Bank recorded net charge-offs for impaired loans of $5.3 million and $2.3 million during the three months ended March 31, 2011 and 2010, respectively. The following table shows net loan charge-offs (recoveries) for the periods indicated:

	Three Months Ended
(In thousands)	March 31, 2011	March 31, 2010	December 31, 2010
Multi-family residential	$ 917	$ 1,092	$ 1,731
Commercial real estate	1,950	140	1,496
One-to-four family – mixed-use property	173	360	882
One-to-four family – residential	1,474	69	121
Construction	--	862	1,017
Small Business Administration	323	290	407
Commercial business and other	432	(521)	49
Total net loan charge-offs	$ 5,269	$ 2,292	$ 5,703

The Bank considers a loan impaired when, based upon current information, we believe it is probable that we will be unable to collect all amounts due, both principal and interest, according to the original contractual terms of the loan. All non-accrual loans are considered impaired. Impaired loans are measured based on the present value of the expected future cash flows discounted at the loan's effective interest rate or at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. The property value of impaired mortgage loans are internally reviewed on a quarterly basis using multiple valuation approaches in evaluating the underlying collateral. These include obtaining a third party appraisal, an income approach or a sales approach. When obtained, third party appraisals are given the most weight. The income approach is used for income producing properties, and uses current revenues less operating expenses to determine the net cash flow of the property. Once the net cash flow is determined, the value of the property is calculated using an appropriate capitalization rate for the property. The sales approach uses comparable sales prices in the market. In the absence of a third party appraisal, greater reliance is placed on the income approach to value the collateral. The loan balance of impaired mortgage loans is then compared to the property's updated fair value. The balance which exceeds fair value is charged-off against the allowance for loan losses.

During the three months ended March 31, 2011, mortgage-backed securities decreased $23.6 million, or 3.1%, to $730.5 million from $754.1 million at December 31, 2010. The decrease in mortgage-backed securities during the three months ended March 31, 2011 was primarily due to principal repayments of $38.0 million combined with a reduction in the fair value of $5.6 million, partially offset by purchases of $21.5 million. During the three months ended March 31, 2011, other securities increased $12.1 million, or 24.2%, to $62.2 million from $50.1 million at December 31, 2010. Other securities primarily consists of securities issued by government agencies and mutual or bond funds that invest in government and government agency securities. During the three months ended March 31, 2011, there were $13.1 million in purchases partially offset by a reduction in the fair value of $0.8 million.

Total liabilities were $3,922.9 million at March 31, 2011, a decrease of $11.8 million, or 0.3%, from $3,934.7 million December 31, 2010. During the three months ended March 31, 2011, due to depositors increased $28.3 million, or 0.9%, to $3,191.6 million, as a result of an increase of $57.2 million in certificates of deposit, partially offset by a decrease of $28.8 million in core deposits. Borrowed funds decreased $47.8 million during the three months ended March 31, 2011 as the increase in deposits allowed us to reduce our borrowed funds.

Total stockholders' equity increased $4.0 million, or 1.0%, to $394.1 million at March 31, 2011 from $390.0 million at December 31, 2010. The increase was primarily due to net income of $8.0 million for the three months ended March 31, 2011, the net issuance of 94,793 common shares during the quarter upon vesting of restricted stock awards and the exercise of stock options, and the annual funding of certain employee retirement plans through the release of common shares from the Employee Benefit Trust. These increases were partially offset by the declaration and payment of dividends on the Company's common stock of $4.0 million and a decrease in other comprehensive income of $2.9 million. Book value per common share was $12.57 at March 31, 2011 compared to $12.48 at December 31, 2010. Tangible book value per common share was $12.05 at March 31, 2011 compared to $11.95 at December 31, 2010.

The Company did not repurchase any shares during the three months ended March 31, 2011 under its current stock repurchase program. At March 31, 2011, 362,050 shares remain to be repurchased under the current stock repurchase program.

Reconciliation of GAAP and Core Earnings

Although core earnings are not a measure of performance calculated in accordance with GAAP, the Company believes that its core earnings are an important indication of performance through ongoing operations. The Company believes that core earnings are useful to management and investors in evaluating its ongoing operating performance, and in comparing its performance with other companies in the banking industry, particularly those that do not carry financial assets and financial liabilities at fair value. Core earnings should not be considered in isolation or as a substitute for GAAP earnings. During the periods presented, the Company calculated core earnings by adding back or subtracting, net of tax, the net gain or loss recorded on financial assets and financial liabilities carried at fair value, OTTI charges, net gains/losses on the sale of securities, and the income or expense of certain non-recurring items listed below.

	Three Months Ended
	March 31, 2011	March 31, 2010	December 31, 2010
	(In thousands, except per share data)

GAAP income before income taxes	$ 13,011	$ 13,146	$ 13,928

Net (gain) loss from fair value adjustments	655	103	(201)
Other-than-temporary impairment charges	926	--	507
Net loss on sale of securities	--	--	72
Bank Owned Life Insurance exchange fee	--	--	87

Core income before taxes	14,592	13,249	14,393

Provision for income taxes for core income	5,755	5,207	5,540

Core net income	$ 8,837	$ 8,042	$ 8,853

GAAP diluted earnings per common share	$ 0.26	$ 0.26	$ 0.28

Net (gain) loss from fair value adjustments	0.01	--	--
Other-than-temporary impairment charges	0.02	--	0.01
Net (gain) loss on sale of securities	--	--	--
Bank Owned Life Insurance exchange fee	--	--	--

Core diluted earnings per common share*	$ 0.29	$ 0.27	$ 0.29

* Core diluted earnings per common share may not foot due to rounding.

Reconciliation of GAAP and Core Earnings before Provision for Loan Losses and Income Taxes

Although core earnings before the provision for loan losses and income taxes are not a measure of performance calculated in accordance with GAAP, the Company believes this measure of earnings is an important indication of earnings through ongoing operations that are available to cover possible loan losses and OTTI charges. The Company believes this earnings measure is useful to management and investors in evaluating its ongoing operating performance. During the periods presented the Company calculated this earnings measure by adjusting GAAP income before income taxes by adding back the provision for loan losses and adding back or subtracting the net gain or loss recorded on financial assets and financial liabilities carried at fair value, OTTI charges, net gains/losses on the sale of securities, and the income or expense of certain non-recurring items listed below.

	Three Months Ended
	March 31, 2011	March 31, 2010	December 31, 2010
	(In thousands)

GAAP income before income taxes	$ 13,011	$ 13,146	$ 13,928

Provision for loan losses	5,000	5,000	6,000
Net (gain) loss from fair value adjustments	655	103	(201)
Other-than-temporary impairment charges	926	--	507
Net (gain) loss on sale of securities	--	--	72
Bank Owned Life Insurance exchange fee	--	--	87

Core net income before the provision for loan losses and income taxes	$ 19,592	$ 18,249	$ 20,393

About Flushing Financial Corporation

Flushing Financial Corporation is the parent holding company for Flushing Savings Bank, FSB, a federally chartered stock savings bank insured by the FDIC. Flushing Bank is a trade name of Flushing Savings Bank, FSB. The Bank serves consumers and businesses by offering a full complement of deposit, loan, and cash management services through its sixteen banking offices located in Queens, Brooklyn, Manhattan, and Nassau County. The Bank also operates an online banking division, iGObanking.com®, which enables the Bank to expand outside of its current geographic footprint. In 2007, the Bank established Flushing Commercial Bank, a wholly-owned subsidiary, to provide banking services to public entities including counties, towns, villages, school districts, libraries, fire districts and the various courts throughout the metropolitan area.

Additional information on Flushing Financial Corporation may be obtained by visiting the Company's website at http://www.flushingbank.com.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this Press Release relating to plans, strategies, economic performance and trends, projections of results of specific activities or investments and other statements that are not descriptions of historical facts may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking information is inherently subject to risks and uncertainties, and actual results could differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, risk factors discussed in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2010 and in other documents filed by the Company with the Securities and Exchange Commission from time to time. Forward-looking statements may be identified by terms such as "may", "will", "should", "could", "expects", "plans", "intends", "anticipates", "believes", "estimates", "predicts", "forecasts", "potential" or "continue" or similar terms or the negative of these terms. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. The Company has no obligation to update these forward-looking statements.

- Statistical Tables Follow -

FLUSHING FINANCIAL CORPORATION and SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Dollars in thousands, except per share data)
(Unaudited)

	March 31, 2011	December 31, 2010
ASSETS
Cash and due from banks	$ 50,689	$ 47,789
Securities available for sale:
Mortgage-backed securities	730,505	754,077
Other securities	62,235	50,112
Loans:
Multi-family residential	1,281,011	1,252,176
Commercial real estate	645,738	662,794
One-to-four family ― mixed-use property	721,242	728,810
One-to-four family ― residential	229,831	241,376
Co-operative apartments	6,151	6,215
Construction	69,192	75,519
Small Business Administration	18,902	17,511
Taxi medallion	88,459	88,264
Commercial business and other	197,307	187,161
Net unamortized premiums and unearned loan fees	16,053	16,503
Allowance for loan losses	(27,430)	(27,699)
Net loans	3,246,456	3,248,630
Interest and dividends receivable	19,302	19,475
Bank premises and equipment, net	23,029	23,041
Federal Home Loan Bank of New York stock	29,923	31,606
Bank owned life insurance	76,796	76,129
Goodwill	16,127	16,127
Core deposit intangible	1,288	1,405
Other assets	60,595	56,354
Total assets	$ 4,316,945	$ 4,324,745

LIABILITIES
Due to depositors:
Non-interest bearing	$ 104,572	$ 96,198
Interest-bearing:
Certificate of deposit accounts	1,577,728	1,520,572
Savings accounts	374,144	388,512
Money market accounts	322,919	371,998
NOW accounts	812,240	786,015
Total interest-bearing deposits	3,087,031	3,067,097
Mortgagors' escrow deposits	39,827	27,315
Borrowed funds	660,845	708,683
Other liabilities	30,613	35,407
Total liabilities	3,922,888	3,934,700

STOCKHOLDERS' EQUITY
Preferred stock ($0.01 par value; 5,000,000 shares authorized; none issued)	--	--
Common stock ($0.01 par value; 100,000,000 shares authorized; 31,350,727 shares and 31,255,934 shares issued and outstanding at March 31, 2011 and December 31, 2010, respectively)	314	313
Additional paid-in capital	192,334	189,348
Treasury stock (none at March 31, 2011 and December 31, 2010)	--	--
Retained earnings	208,054	204,128
Accumulated other comprehensive loss, net of taxes	(6,645)	(3,744)
Total stockholders' equity	394,057	390,045

Total liabilities and stockholders' equity	$ 4,316,945	$ 4,324,745

FLUSHING FINANCIAL CORPORATION and SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share data)
(Unaudited)

	For the three months ended March 31,
	2011	2010

Interest and dividend income
Interest and fees on loans	$ 48,690	$ 49,684
Interest and dividends on securities:
Interest	8,107	7,911
Dividends	202	200
Other interest income	27	13
Total interest and dividend income	57,026	57,808

Interest expense
Deposits	12,334	13,517
Other interest expense	7,537	10,786
Total interest expense	19,871	24,303

Net interest income	37,155	33,505
Provision for loan losses	5,000	5,000
Net interest income after provision for loan losses	32,155	28,505

Non-interest income (loss)
Other-than-temporary impairment ("OTTI") charge	(3,616)	--
Less: Non-credit portion of OTTI charge recorded in Other Comprehensive Income, before taxes	2,690	--
Net OTTI charge recognized in earnings	(926)	--
Loan fee income	434	367
Banking services fee income	461	482
Net gain on sale of loans	--	5
Net loss from fair value adjustments	(655)	(103)
Federal Home Loan Bank of New York stock dividends	500	611
Bank owned life insurance	667	645
Other income	390	570
Total non-interest income (loss)	871	2,577

Non-interest expense
Salaries and employee benefits	10,027	8,796
Occupancy and equipment	1,867	1,749
Professional services	1,599	1,764
FDIC deposit insurance	1,428	1,274
Data processing	1,005	1,078
Depreciation and amortization	766	679
Other operating expenses	3,323	2,596
Total non-interest expense	20,015	17,936

Income before income taxes	13,011	13,146

Provision for income taxes
Federal	3,912	3,949
State and local	1,146	1,212
Total taxes	5,058	5,161

Net income	$ 7,953	$ 7,985

Basic earnings per common share	$ 0.26	$ 0.26
Diluted earnings per common share	$ 0.26	$ 0.26
Dividends per common share	$ 0.13	$ 0.13

FLUSHING FINANCIAL CORPORATION and SUBSIDIARIES
SELECTED CONSOLIDATED FINANCIAL DATA
(Dollars in thousands, except share data)
(Unaudited)

	At or for the three months ended March 31,
	2011	2010
Per Share Data
Basic earnings per share	$ 0.26	$ 0.26
Diluted earnings per share	$ 0.26	$ 0.26
Average number of shares outstanding for:
Basic earnings per common share computation	30,620,483	30,257,069
Diluted earnings per common share computation	30,686,066	30,286,511
Book value per common share (1)	$12.57	$11.84
Tangible book value per common share (2)	$12.05	$11.31

Average Balances
Total loans, net	$ 3,248,664	$ 3,205,347
Total interest-earning assets	4,106,043	3,952,086
Total assets	4,320,974	4,170,870
Total due to depositors	3,085,868	2,663,112
Total interest-bearing liabilities	3,805,864	3,697,523
Stockholders' equity	389,453	362,515
Common stockholders' equity	389,453	362,515
Performance Ratios (3)
Return on average assets	0.74%	0.77%
Return on average equity	8.17	8.81
Yield on average interest-earning assets	5.56	5.85
Cost of average interest-bearing liabilities	2.09	2.63
Interest rate spread during period	3.47	3.22
Net interest margin	3.62	3.39
Non-interest expense to average assets	1.85	1.72
Efficiency ratio (4)	50.45	49.78
Average interest-earning assets to average interest-bearing liabilities	1.08 X	1.07 X

(1) Calculated by dividing common stockholders' equity of $394.1 million and $368.9 million at March 31, 2011 and 2010, respectively, by 31,350,727 and 31,152,004 shares outstanding at March 31, 2011 and 2010, respectively. Common stockholders' equity is total stockholders' equity less the liquidation preference value of any preferred shares outstanding.
(2) Calculated by dividing tangible common stockholders' equity of $377.6 million and $352.2 million at March 31, 2011 and 2010, respectively, by
31,350,727 and 31,152,004 shares outstanding at March 31, 2011 and 2010, respectively. Tangible common stockholders' equity is total stockholders'
equity less the liquidation preference value of any preferred shares outstanding and intangible assets (goodwill and core deposit intangible, net of deferred taxes).
(3) Ratios for the three months ended March 31, 2011 and 2010 are presented on an annualized basis.
(4) Calculated by dividing non-interest expense (excluding OREO expense) by the total of net interest income and non-interest income (excluding net gain/loss from fair value adjustments, OTTI charges, net gains on the sale of securities and certain non-recurring items).

FLUSHING FINANCIAL CORPORATION and SUBSIDIARIES
SELECTED CONSOLIDATED FINANCIAL DATA
(Dollars in thousands)
(Unaudited)

	At or for the three months ended March 31, 2011	At or for the year ended December 31, 2010

Selected Financial Ratios and Other Data

Regulatory capital ratios (for Flushing Savings Bank only):
Tangible capital (minimum requirement = 1.5%)	9.27%	9.18%
Leverage and core capital (minimum requirement = 4%)	9.27	9.18
Total risk-based capital (minimum requirement = 8%)	14.09	13.98

Capital ratios:
Average equity to average assets	9.01%	8.89%
Equity to total assets	9.13	9.02
Tangible common equity to tangible assets	8.78	8.67

Asset quality:
Non-performing loans	$ 116,211	$ 112,092
Non-performing assets	122,741	118,814
Net charge-offs	5,269	13,625

Asset quality ratios:
Non-performing loans to gross loans	3.57%	3.44%
Non-performing assets to total assets	2.84	2.75
Allowance for loan losses to gross loans	0.84	0.85
Allowance for loan losses to non-performing assets	22.35	23.31
Allowance for loan losses to non-performing loans	23.60	24.71

Full-service customer facilities	16	15

FLUSHING FINANCIAL CORPORATION and SUBSIDIARIES
NET INTEREST MARGIN
(Dollars in thousands)
(Unaudited)

	For the three months ended March 31,
	2011			2010
	Average Balance	Interest	Yield/ Cost	Average Balance	Interest	Yield/ Cost
Assets
Interest-earning assets:
Mortgage loans, net (1)	$ 2,947,028	44,934	6.10%	2,943,563	$ 46,107	6.27%
Other loans, net (1)	301,636	3,756	4.98	261,784	3,577	5.47
Total loans, net	3,248,664	48,690	6.00	3,205,347	49,684	6.20
Mortgage-backed securities	743,637	7,854	4.22	653,029	7,588	4.65
Other securities	55,807	455	3.26	59,915	523	3.49
Total securities	799,444	8,309	4.16	712,944	8,111	4.55
Interest-earning deposits and federal funds sold	57,935	27	0.19	33,795	13	0.15
Total interest-earning assets	4,106,043	57,026	5.56	3,952,086	57,808	5.85
Other assets	214,931			218,784
Total assets	$ 4,320,974			$ 4,170,870

Liabilities and Equity
Interest-bearing liabilities:
Deposits:
Savings accounts	$ 376,746	575	0.61	423,013	920	0.87
NOW accounts	831,028	1,774	0.85	572,227	1,804	1.26
Money market accounts	363,614	459	0.50	404,023	975	0.97
Certificate of deposit accounts	1,514,480	9,514	2.51	1,263,849	9,804	3.10
Total due to depositors	3,085,868	12,322	1.60	2,663,112	13,503	2.03
Mortgagors' escrow accounts	35,964	12	0.13	35,216	14	0.16
Total deposits	3,121,832	12,334	1.58	2,698,328	13,517	2.00
Borrowed funds	684,032	7,537	4.41	999,195	10,786	4.32
Total interest-bearing liabilities	3,805,864	19,871	2.09	3,697,523	24,303	2.63
Non interest-bearing deposits	99,112			84,206
Other liabilities	26,545			26,632
Total liabilities	3,931,521			3,808,361
Equity	389,453			362,515
Total liabilities and equity	$ 4,320,974			$ 4,170,876

Net interest income / net interest rate spread		$ 37,155	3.47%		$ 33,505	3.22%

Net interest-earning assets / net interest margin	$ 300,179		3.62%	$ 254,563		3.39%

Ratio of interest-earning assets to interest-bearing liabilities			1.08 X			1.07 X

(1) Loan interest income includes loan fee income (which includes net amortization of deferred fees and costs, late charges, and prepayment penalties) of approximately $0.3 million for each of the three-month periods ended March 31, 2011 and 2010.
CONTACT: David W. Fry
         Executive Vice President, Treasurer
         and Chief Financial Officer
         Flushing Financial Corporation
         (718) 961-5400